Corn Products International, Inc.
Westchester, IL 60154

NEWS RELEASE
For Release	CONTACT:
4/22/03 — 0530 EDT
	Investor:	Richard Vandervoort, (708) 551-2595
	Media:	Jennifer Woomer Dinehart, (708) 551-2602

CORN PRODUCTS INTERNATIONAL, INC.
REPORTS FIRST QUARTER 2003 EPS INCREASES BY 23 PERCENT
COMMENTS ON GUIDANCE

     WESTCHESTER, Ill., April 22, 2003 — Corn Products International, Inc. (NYSE:CPO) today announced a 23-percent increase in its first quarter 2003 results. For the quarter ended March 31, 2003, the Company reported diluted earnings per share (EPS) of $0.38, up from $0.31 per diluted share in the first quarter of 2002. The year-ago period included an after-tax gain of $0.08 per diluted share, primarily related to the sale of assets, net of a restructuring charge.

     Results for the quarter ended March 31, 2003, compared to the prior year period, are as follows:

•	Net sales were $479 million, up from $432 million

•	Operating income was $36 million, up from $32 million

•	Net income was $14 million, up from $11 million

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     Page 2 — Corn Products International, Inc.

     “Our business performance met our target for first quarter 2003 as sales and operating income grew in each of our regions,” said Sam Scott, chairman, president and chief executive officer. “Excluding the aforementioned after-tax gain from the prior year results, diluted earnings per share for the current period increased significantly from last year’s disappointing first quarter. In North America, we are particularly pleased with the substantially improved operating results in the United States, which continued to gain on returning its cost of capital. Earnings also improved in both South America and Asia/Africa.”

BUSINESS BREAKDOWN BY REGION

     Results for the quarter ended March 31, 2003, compared to the prior year period, are as follows:

In North America

•	Net sales were $307 million, up from $276 million

•	Operating income was $12 million, up from $7 million

•	Volume increased 6 percent

     The significant increase in net sales and operating income for North America principally reflected strong sales volume growth in Canada and the United States as well as improved price/product mix and cost reduction in the United States. In Mexico, local currency weakness and the tax on beverages sweetened with high fructose corn syrup (HFCS) continued to depress earnings in that country.

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Page 3 — Corn Products International, Inc.

In South America

•	Net sales were $105 million, up from $98 million

•	Operating income was $16 million, up from $14 million

•	Volume increased 4 percent

     The increase in net sales and operating income in South America primarily reflected improved price/product mix throughout the region and strong volume growth in the Southern Cone Region of South America. Margin improvements in the Southern Cone and, as anticipated, in Brazil have recovered currency devaluation.

In Asia/Africa

•	Net sales were $67 million, up from $58 million

•	Operating income was $14 million, up from $12 million

•	Volume increased 11 percent

     The Asia/Africa region continued to deliver sales and earnings growth. Higher volume, reflecting organic growth throughout the region and incremental volume from the start-up of our Thailand operation, along with stronger Asian currencies, drove the sales and earnings improvements.

     Financing costs declined 4 percent from the first quarter of 2002, reflecting reduced indebtedness during the quarter from the year-ago period and foreign currency transaction gains. The effective income tax rate remained 36 percent in the first quarter of 2003.

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Page 4 — Corn Products International, Inc.

     In the area of cash flow, the Company continued to focus on this important metric to improve its business through strict asset management. As expected, first quarter 2003 operating cash flow declined from the prior year period, principally due to an increase in working capital, primarily related to higher corn costs and increased pricing. First quarter cash flow from investing activities reflected the acquisition, on March 27, 2003, of the minority shareholding in the Company’s Southern Cone Region of South America. The cost of this acquisition was $53 million, including $45 million of cash and $8 million from the issuance of the Company’s common stock.

     Total debt increased to $664 million from $600 million at December 31, 2002, due mainly to borrowings used to fund the Southern Cone acquisition.

OUTLOOK

     The Company currently anticipates that full-year 2003 diluted earnings per share will increase in the range of 8 to 12 percent over the $1.77 per diluted share reported in 2002. It anticipates that much of the balance of EPS improvement will occur late in the year. This excludes any earnings improvement that could result from the potential repeal of the tax on beverages sweetened with HFCS in Mexico.

ABOUT CORN PRODUCTS INTERNATIONAL, INC.

     Corn Products International, Inc. is one of the world’s largest corn refiners and a major supplier of high-quality food ingredients and industrial products derived from the wet milling and processing of corn and other starch-based materials. The Company is the number-one worldwide producer of dextrose and a leading regional producer of starch, high fructose corn syrup and glucose. In 2002, the Company

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Page 5 — Corn Products International, Inc.

recorded net sales of $1.9 billion with operations in 18 countries at 38 plants, including wholly owned businesses, affiliates and alliances. Headquartered in Westchester, Ill., it was founded in 1906. The Company is listed on the New York Stock Exchange under the symbol CPO. Additional information can be found on the World Wide Web at www.cornproducts.com.

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     This press release contains or may contain forward-looking statements concerning the Company’s financial position, business and future earnings and prospects, in addition to other statements using words such as “anticipate,” “believe,” “plan,” “estimate,” “expect,” “intend” and other similar expressions. These statements contain certain inherent risks and uncertainties. Although we believe our expectations reflected in these forward-looking statements are based on reasonable assumptions, stockholders are cautioned that no assurance can be given that our expectations will prove correct. Actual results and developments may differ materially from the expectations conveyed in these statements, based on factors such as the following: fluctuations in worldwide commodities markets and the associated risks of hedging against such fluctuations; fluctuations in aggregate industry supply and market demand; general political, economic, business, market and weather conditions in the various geographic regions and countries in which we manufacture and sell our products, including fluctuations in the value of local currencies, energy costs and availability and changes in regulatory controls regarding quotas, tariffs, taxes and biotechnology issues; increased competitive and/or customer pressure in the corn refining industry; the outbreak or continuation of hostilities; and stock market fluctuation and volatility. Our forward-looking statements speak only as of the date on which they are made and we do not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of the statement. If we do update or correct one or more of these statements, investors and others should not conclude that we will make additional updates or corrections. For a further description of risk factors, see the Company’s most recently filed Annual Report on Form 10-K and subsequent reports on Forms 10-Q or 8-K.

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CORN PRODUCTS INTERNATIONAL, INC.
Condensed Consolidated Statements of Income
(Unaudited)

(All figures are in millions, except per share amounts)

	Three Months Ended		Change %
	March 31,

	2003	2002

Net sales before shipping and handling costs	$518.0	$457.7	13%
Less: shipping and handling costs	38.6	25.8	50%

Net sales	479.4	431.9	11%
Cost of sales	410.6	373.1	10%

Gross profit	68.8	58.8	17%
Operating expense	34.6	36.9	-6%
Earnings from non-consolidated affiliates and other income	1.3	9.6	-86%

Operating income	35.5	31.5	13%
Financing costs	9.2	9.6	-4%

Income before taxes	26.3	21.9	20%
Provision for income taxes	9.5	7.9

	16.8	14.0	20%
Minority interest in earnings	3.2	2.8	14%

Net income	$13.6	$11.2	21%

Weighted average common shares outstanding:
Basic	35.7	35.5
Diluted	35.9	35.6
Earnings per common share:
Basic	$0.38	$0.31	23%
Diluted	$0.38	$0.31	23%

CORN PRODUCTS INTERNATIONAL, INC.
Condensed Consolidated Balance Sheets

(In millions, except share amounts)

	March 31,	December 31,
	2003	2002

	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$39	$36
Accounts receivable — net	262	244
Inventories	204	194
Prepaid expenses	12	11

Total current assets	517	485

Property, plant and equipment — net	1,149	1,154
Goodwill and other intangible assets	310	280
Deferred tax assets	33	33
Investments	27	26
Other assets	37	37

Total assets	$2,073	$2,015

Liabilities and stockholders’ equity
Current liabilities
Short-term borrowings and current portion of long-term debt	84	84
Accounts payable and accrued liabilities	241	263

Total current liabilities	325	347

Non-current liabilities	71	68
Long-term debt	580	516
Deferred income taxes	168	163
Minority interest in subsidiaries	72	93
Stockholders’ equity
Preferred stock — authorized 25,000,000 shares– $0.01 par value, none issued	—	—
Common stock — authorized 200,000,000 shares– $0.01 par value — 37,659,887 issued at March 31, 2003 and December 31, 2002	1	1
Additional paid in capital	1,073	1,073
Less: Treasury stock (common stock; 1,660,664 and 1,956,113 shares on March 31, 2003 and December 31, 2002, respectively) at cost	(39)	(48)
Deferred compensation — restricted stock	(4)	(4)
Accumulated other comprehensive loss	(408)	(418)
Retained earnings	234	224

Total stockholders’ equity	857	828

Total liabilities and stockholders’ equity	$2,073	$2,015

CORN PRODUCTS INTERNATIONAL, INC.
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	For The Three Months
	Ended March 31,

(In millions)	2003	2002

Cash provided by (used for) operating activities:
Net income	$14	$11
Adjustments to reconcile net income to net cash provided by (used for) operating activities:
Depreciation and amortization	25	26
Increase in trade working capital	(47)	(6)
Other	5	(4)

Cash (used for) provided by operating activities	(3)	27

Cash provided by (used for) investing activities:
Capital expenditures, net of proceeds on disposal	(7)	(13)
Proceeds from sale of business	—	35
Payments for acquisitions	(48)	(42)

Cash used for investing activities	(55)	(20)

Cash provided by (used for) financing activities:
Proceeds from borrowings	80	27
Payments on debt	(16)	(52)
Dividends paid	(4)	(4)

Cash provided by (used for) financing activities	60	(29)

Effect of foreign exchange rate changes on cash	1	(2)

Increase (decrease) in cash and cash equivalents	3	(24)
Cash and cash equivalents, beginning of period	36	65

Cash and cash equivalents, end of period	$39	$41

CORN PRODUCTS INTERNATIONAL, INC.
Supplemental Financial Information
(Unaudited)

(Dollars in millions, except per share amounts)

I.     Geographic Information of Net Sales and Operating Income

	Three Months Ended		Change
	March 31,
	2003	2002	%

Net sales
North America	$307.3	$275.8	11%
South America	105.4	98.2	7%
Asia/Africa	66.7	57.9	15%

Total	$479.4	$431.9	11%

Operating income
North America	$11.9	$6.7	78%
South America	16.3	13.7	19%
Asia/Africa	13.5	11.9	13%
Corporate	(6.2)	(5.4)	15%
Non-recurring earnings, net	—	4.6

Total	$35.5	$31.5	13%

II.     Estimated Source of Earnings Per Share for the Three Months Ended March 31

The following is a list of the major items that impacted first quarter results. The amounts are calculated on a net after-tax basis and attempt to estimate total business effects.

Earnings Per Share
Three Months

Earnings Per Share — March 31, 2002, as adjusted	$0.23
Non-recurring earnings, net — 2002	0.08

Earnings Per Share — March 31, 2002	$0.31
Change
Volumes	0.08
Operating margin	0.11
Foreign currency translation	(0.12)
Financing costs	0.01
Minority interest	(0.01)

Net Change	0.07

Earnings Per Share — March 31, 2003	$0.38

III. Capital expenditures

Capital expenditures were $7 million and $13 million for the quarters ended March 31, 2003 and 2002.